Exhibit 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial (NASDAQ: FCFC) Agrees to Settle Lawsuit —

FirstCity to Receive Between $6.2 and $9.3 Million of Proceeds

and

FirstCity Financial To Take a Non-Cash Charge to Write Down Deferred Tax Asset

Waco, Texas, December 15, 2008……  FirstCity Financial Corporation today announced that it has reached a preliminary agreement to settle the lawsuit involving the disputed ownership of approximately $18.6 million of proceeds from the demutualization of Prudential Insurance Company.  A court-ordered mediation was held on November 18, 2008 and following the unsuccessful mediation the mediator submitted the mediator’s proposal to the three claimants. The mediator’s proposal accepted by the claimants on November 25, 2008 provides for each of the parties to receive 25% of the demutualization proceeds (approximately $4,650,000 each) upon approval of the settlement by the trial court, and for the remaining 25% ($4,650,000) to be held pending the determination of the appeal by the Court of Appeals.  The remaining 25% will be distributed to FirstCity if the Court of Appeals affirms the summary judgment granted by the trial court in favor of FirstCity. In the event of any other ruling by the Court of Appeals, the remaining 25% will be split one-third to each party (approximately $1,550,000 each).

The trial court’s approval of the settlement is necessary.  If the trial court does not approve the settlement the parties will be restored to their positions in the suit prior to the acceptance of the mediator’s proposal.

The effect of the agreement is that FirstCity would receive in total approximately $9,300,000 of the demutualization proceeds (50%), if the Court of Appeals affirms the summary judgment granted in 2006 by the trial court in favor of FirstCity, and alternatively, if the Court of Appeals does not affirm the decision in favor of FirstCity, FirstCity will receive $6,200,000 (33.3%) of the demutualization proceeds. Details of the lawsuit and settlement are more fully described in a Form 8-K filed with the SEC today. The mediator’s proposal provides that the initial $4,650,000 of proceeds will be distributed to FirstCity upon approval of the settlement by the trial court, with the remaining proceeds payable to FirstCity (either $1,550,000 or $4,650,000) distributed upon issuance of a decision by the Court of Appeals.

Separately, the Company disclosed today that it expects to recognize a non-cash charge by increasing its valuation allowance against its deferred tax asset in its fourth quarter of 2008.  While the amount of the increase in the valuation allowance has not yet been determined, FirstCity expects it to approximate substantially the entire $20.1 million asset amount on the balance sheet at September 30, 2008.

The financial covenants in Company’s lending facilities with the Bank of Scotland and BoS (USA) have been amended to take into account this non-cash charge. The amendments to the loan facilities are detailed in a Form 8-K filed with the SEC today.

James T. Sartain, President and CEO, said, “In connection with the preparation of fourth quarter financial statements, we conducted a review of FirstCity’s deferred tax asset and identified the need to increase the valuation allowance against it. The increase in the valuation allowance will likely result in a substantial non-cash charge to income, but the charge will not adversely impact FirstCity’s operations, our credit facilities, or our relationship with our primary lender. Furthermore, a valuation allowance does not affect FirstCity’s net operating loss carry forwards, as we still retain $231 million of these carry forwards and can use them to off-set future taxable income.”

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).

Forward-Looking Statements

FirstCity may from time to time make written or oral forward-looking statements, including statements contained in this press release, FirstCity’s filings with the SEC, in its reports to stockholders and in other FirstCity communications. These statements relate to the Company’s strategic objectives and future performance, which are not historical facts, and may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements include, without limitation, statements regarding our future financial position, business strategy, and plans and objectives of management for future operations, as well as any statement that may project, indicate or imply future results, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “could,” “would,” “should,” “will likely result,” “indication,” “outlook,” “projects” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements.

There are many important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the Company’s continued need for financing; availability of the Company’s credit facilities; ability to obtain additional financing from the Bank of Scotland or any other lender; the impact of certain covenants in loan agreements of the Company and its subsidiaries; the ability of the Company to utilize NOLs; uncertainities related to and liabilities resulting from litigation, including costs, expenses, settlements and judgments; and factors more fully discussed and identified in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2007, filed with the SEC on March 17, 2008 (including those discussed under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”), as well as in other SEC filings of the Company. Many of these factors are beyond the Company’s control. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. The forward-looking statements in this press release represent beliefs and assumptions only as of the date of this press release. Except as required by applicable law, the Company expressly disclaims any obligation or intention to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in future events, conditions or circumstances on which any forward-looking statement is based.

The forward-looking statements in this release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.